EXHIBIT 99.1

POWER EFFICIENCY ANNOUNCES FIRST QUARTER 2011 RESULTS

Revenues Increase More Than 40% Over Prior Year First Quarter

May 17, 2011 – Las Vegas, NV – Power Efficiency Corporation (OTC: PEFF), a clean tech company focused on energy efficiency technologies for electric motors, reported financial and operating results today for the three months ended March 31, 2011.

Total revenues for the first quarter of 2011 were $158,605, an increase of $48,575 or 44% over the first quarter of 2010.  Including an inventory obsolescence charge of $20,394, the Company still increased its gross margin over the first quarter 2010 gross margin of 16%.  The Company recorded gross profit of $29,698, or 19% for the first quarter of 2011. Net loss for the first quarter 2011, including $53,946 in non-cash expenses related to stock based compensation, was $870,666.

Steven Strasser, Chairman and CEO of Power Efficiency, stated, “We are happy to have seen our sales increase again in the first quarter of 2011 as we see continued adoption of our digital products. During the first quarter of 2011 we had several very important events and milestones, including:
•	Received and fulfilled an order for units to go on many of the escalators at one of the country’s largest airports
•	Opened an office in Hong Kong
•
Began shipments of our second generation product for motors up to 80 amps (60 horsepower at 460 volts). These are our highest volume products. We expect our second generation product to have the following broad advantages over our first generation product:

o	A more powerful processor, capable of faster reaction times and additional features
o	Improved energy savings
o	Decreased cost per unit

Mr. Strasser further commented, “We are particularly excited about our second generation product because of the overall increase in performance and capabilities, and the expected decreases in costs. I am very pleased to open an office in Hong Kong. All the major vertical transportation OEMs have significant business in Hong Kong and the rest of Asia. We have already received orders for installations in Macau, Hong Kong and Singapore. There are significant opportunities for E-Save Technology because of the unprecedented economic development in Asia combined with an increasingly strong emphasis on energy efficiency. China in particular has proclaimed that energy efficiency is one of the top national priorities and one of the seven strategic emerging industries over the next five years. Most new equipment, including escalators and industrial equipment, is now manufactured in Asia, and much of it is sold to Asian customers. I expect our revenues from Asia to grow significantly in the medium and long term. Having a presence in Asia allows us to pursue business opportunities and serve our customers more effectively.”

About Power Efficiency Corporation
Power Efficiency Corporation is a clean tech company focused on efficiency technologies for electric motors. Power Efficiency is incorporated in Delaware and is headquartered in Las Vegas, Nevada. The Company has developed a patented and patent-pending technology platform, called E-Save Technology, which has been demonstrated in independent testing to improve the efficiency of electric motors by up to 35% in appropriate applications. Electric motors consume approximately half of the electricity in the U.S. and many operate inefficiently. E-Save Technology can be licensed to motors, controls and equipment manufacturers. Power Efficiency’s products, based on E-Save Technology can be licensed to motors, controls and equipment manufacturers. Power Efficiency’s products, based on E-Save Technology, include an industrial Motor Efficiency Controller for three phase applications, such as escalators, crushers, granulators, mixers, saws and MG elevators, as well as a new Appliance Motor Efficiency Controller for small single phase applications such as residential and light commercial appliances. For more information, go to www.powerefficiency.com.

Safe Harbor
As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in technology and product development; the Company’s ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company’s SEC filings, including the financial statements and related information contained in the Company’s SEC filing. Power Efficiency assumes no obligation to update the information in this release.

Contact:
Power Efficiency Corporation
BJ Lackland, CFO
Tel: 702-697-0377